Exhibit 99.1

ENGlobal Announces 2021 Strategic Update and Q2 Financial Results

Conference Call to Discuss Results at 9:00 am EDT Today

HOUSTON, TX, August 5, 2021 -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of innovative, project delivery solutions for the energy industry, today reported the achievement of key objectives in its strategic transformation.

Mark A. Hess, CEO stated: "While segments of the broader energy industry have begun recovering from the effects of the COVID-19 pandemic, ENGlobal’s business – which traditionally lags behind that of the broader energy market by as much as nine months – had not improved by the end of the second quarter. We are, however, taking steps to better position the company to take advantage of the expected increase in business activity in our markets. We have been transitioning ENGlobal from an engineering consulting firm to a vertically integrated project delivery company for some time and, because of the recent changes in senior management, we have accelerated that transformation. Some of the key objectives we achieved this year include:
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Enhancing our management and business development teams with six key hires,
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Redefining our market focus and strategic growth plans,
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Rebranding the company with a new, more progressive logo,
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Enhancing the company’s marketing program to include, among other things, social media, and
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Redesigning our website to better describe the company’s safety record, product offerings, market focus and accomplishments.
Therefore, as an extension of our rebranding efforts, we now refer to the company as ENG.”

Mr. Hess continued, "We are also taking steps to further improve our financial strength. Thus far this year we have:
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Filed a shelf registration statement with the SEC to assist with the company’s capital raising activities,
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Raised approximately $19 million through a registered direct offering under the registration statement, and
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Implemented a facility, also under the registration statement, known as an ATM, where we may sell, from time to time, up to $25 million of common stock into the market at the then market price.

“As a result of these activities, the company’s cash-on-hand was approximately $29 million at the end of Q2 2021. Also, ENG’s PPP loan of approximately $4.9 million was completely forgiven in July, which leaves the company with very little debt and a very healthy balance sheet. This is important to our current and prospective clients as it provides them with greater comfort and puts us in an excellent position to execute on the many opportunities in our pipeline that may be awarded, including those in the expanding renewables and green energy sectors,” added Mr. Hess.

“These opportunities, plus the continued energy industry recovery from the COVID pandemic, will, we believe, produce improved results for our company for the remainder of this year and beyond,” Mr. Hess concluded.

ENG also announced that, for the second quarter ended June 26, 2021, it had a net loss of $4,256,000, or $(.14) per share, on revenue of $11,079,000, compared with net income of $68,000, or $.00 per share, on revenue of $17,882,000 for the second quarter ended June 27, 2020.

For the six months ended June 26, 2021, the company had a net loss of $4,210,000, or $(.15) per share, on revenue of $23,528,000, compared with net income of $1,169,000, or $.04 per share, on revenue of $37,142,000 for the six months ended June 27, 2020.

The decrease in the company’s second quarter revenue compared with the same period last year was primarily due to the continuing COVID-related delays in securing government services and other projects intended to replace those projects completed by the company since Q2 2020. The decline in bottom line performance in Q2 2021, compared with the same period last year, was primarily a result of this decrease in revenue, an investment in essential personnel which, among other things, decreased gross margin to 1% from 14%, an investment of $0.5 million in business development personnel and other costs intended to enhance marketing and sales efforts, and a bad debt reserve of $1.4 million stemming from a commercial customer that suspended operations during the quarter and, subsequently, filed for bankruptcy.

The decrease in six-month revenue compared with the same period last year was primarily due to the continuing COVID-related delays in securing government services and other projects intended to replace those projects completed by the company since Q2 2020. The decline in bottom line performance for the first six months of 2021 compared with the same period in 2020 resulted primarily from this decrease in revenue, an investment in essential personnel which, among other things, decreased gross margin to 5% from 15%, an investment of $0.9 million in business development personnel and other costs intended to enhance marketing and sales efforts, and the bad debt reserve of $1.4 million. These effects were partially offset by an employee retention credit of $1.7 million recorded in the first quarter.

The following is a summary of the income statements for the three- and six-months periods ended June 26, 2021 and June 27, 2020:

	For the Three Months Ended		For the Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Revenue	$11,079	$17,882	$23,528	$37,142
Gross profit	82	2,453	1,086	5,713
Selling, general and administrative expenses	4,264	2,314	6,825	4,447
Operating profit (loss)	(4,182)	139	(5,739)	1,266
Net income (loss)	(4,256)	68	(4,210)	1,169

The following table illustrates the composition of the company's revenue and profitability for its operations for the three- and six-months periods ended June 26, 2021 and June 27, 2020:

	Three Months Ended				Three Months Ended
(amounts in thousands)	June 26, 2021				June 27, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Commercial	$9,157	82.7%	(2.2)%	(32.9)%	$14,803	82.8%	12.9%	7.3%
Government Services	1,922	17.3%	14.7%	4.9%	3,079	17.2%	17.6%	12.8%
Consolidated	11,079	100.0%	0.7%	(37.7)%	17,882	100.0%	13.7%	0.8%

	Six Months Ended				Six Months Ended
(amounts in thousands)	June 26, 2021				June 27, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Commercial	$19,206	81.6%	3.7%	(17.7)%	$31,313	84.3%	15.2%	9.9%
Government Services	4,322	18.4%	8.6%	(0.6)%	5,829	15.7%	16.4%	10.9%
Consolidated	23,528	100.0%	4.6%	(24.4)%	37,142	100.0%	15.4%	3.4%

The following table presents certain balance sheet items as of June 26, 2021 and December 26, 2020:

(amounts in thousands)	As of June 26, 2021	As of December 26, 2020
Cash	$29,175	$13,706
Working capital	28,691	14,039

ENGlobal Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Operating revenues	$11,079	$17,882	$23,528	$37,142
Operating costs	10,997	15,429	22,442	31,429
Gross profit	82	2,453	1,086	5,713

Selling, general and administrative expenses	4,264	2,314	6,825	4,447
Operating profit (loss)	(4,182)	139	(5,739)	1,266

Other income (expense):
Other income, net	6	1	1,690	2
Interest expense, net	(57)	(36)	(115)	(41)
Income (loss) from operations before income taxes	(4,233)	104	(4,164)	1,227

Provision for federal and state income taxes	23	36	46	58

Net income (loss)	(4,256)	68	(4,210)	1,169

Basic and diluted income (loss) per common share:	$(0.14)	$0.00	$(0.15)	$0.04

Basic and diluted weighted average shares used in computing income (loss) per share:	29,599	27,413	28,573	27,413

ENGlobal Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share and per share amounts)

	June 26, 2021	December 26, 2020
ASSETS
Current Assets:
Cash	$29,175	$13,706
Trade receivables, net of allowances of $1,636 and $386	6,572	7,789
Prepaid expenses and other current assets	398	891
Payroll taxes receivable	1,676	—
Contract assets	2,900	4,090
Total Current Assets	40,721	26,476
Property and equipment, net	1,135	1,263
Goodwill	720	720
Other assets
Right of use asset	1,210	1,628
Deposits and other assets	402	351
Total Other Assets	1,612	1,979
Total Assets	$44,188	$30,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,974	$2,138
Accrued compensation and benefits	2,479	3,048
Current portion of leases	1,180	1,541
Contract liabilities	560	1,258
Current portion of note	4,974	3,707
Current portion of deferred payroll tax	519	—
Other current liabilities	344	745
Total Current Liabilities	12,030	12,437

Deferred payroll tax	519	1,037
Long-term debt	1,600	2,733
Long-term leases	467	608
Total Liabilities	14,616	16,815
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 35,134,564 shares issued and outstanding at June 26, 2021 and 27,560,686 shares issued and outstanding at December 26, 2020	35	28
Additional paid-in capital	57,309	37,157
Accumulated deficit	(27,772)	(23,562)
Total Stockholders’ Equity	29,572	13,623
Total Liabilities and Stockholders’ Equity	$44,188	$30,438

ENGlobal Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	For the Six Months Ended
	June 26, 2021	June 27, 2020
Cash Flows from Operating Activities:
Net income (loss)	$(4,210)	$1,169
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	187	205
Share-based compensation expense	107	132
Changes in current assets and liabilities:
Trade accounts receivable	1,217	1,569
Contract assets	1,190	(1,256)
Other current assets	(1,234)	344
Accounts payable	(164)	(166)
Accrued compensation and benefits	(569)	977
Contract liabilities	(698)	(3,109)
Income taxes payable	(54)	219
Other current liabilities, net	(347)	(192)
Net cash used in operating activities	$(4,575)	$(108)

Cash Flows from Investing Activities:
Property and equipment acquired	(88)	(126)
Net cash used in investing activities	$(88)	$(126)

Cash Flows from Financing Activities:
Issuance of common stock, net	20,052	—
Payments on finance leases	(55)	(42)
Proceeds from PPP loan	—	4,925
Interest on PPP loan	25	—
Proceeds from revolving credit facility	110	1,445
Net cash provided by (used in) financing activities	$20,132	$6,328
Net change in cash	15,469	6,094
Cash at beginning of period	13,706	8,307
Cash at end of period	$29,175	$14,401

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$115	$12
Right of use assets obtained in exchange for new operating lease liability	$256	$1,182
Cash paid during the period for income taxes (net of refunds)	$151	$86
Debt issuance costs	$—	$131

For further information on ENG's second quarter 2021 financial results, please refer to its Form 10-Q filing on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call
Management will host a conference call at 9:00 am Eastern time today to discuss the company's second quarter 2021 financial results, provide updates on potential contract awards, and discuss the company's growth outlook for the remainder of 2021.

To participate in the conference call, please dial in five to ten minutes before the call:
(Toll Free) 888-506-0062 domestically, or 973-528-001 internationally. Entry code: 624859

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/42162

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on August 12, 2021. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331internationally, and referencing conference ID 42162.

You may also access the replay by visiting the company's web site: https://www.englobal.com/events-and-presentations/

About ENGlobal
ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, and integration of automated control systems as a complete packaged solution for our clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company's expectations, including those relating to its future results, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:
Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com